(LAKES ENTERTAINMENT, INC. LOGO)                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
                                                      130 CHESHIRE LANE
                                                      MINNETONKA, MN  55305
                                                      952-449-9092
                                                      952-449-9353 (FAX)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
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Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
WEDNESDAY, MAY 19, 2004


                 LAKES ENTERTAINMENT, INC. ANNOUNCES RESULTS FOR
                          FIRST QUARTER 2004 (REVISED)


MINNEAPOLIS, MAY 19, 2004 - LAKES ENTERTAINMENT, INC. (NASDAQ "LACO") today released a revised version of its May 3, 2004 earnings release, as set forth below. The results reflect an increase of $0.2 million in revenues and a reduction of $0.1 million in net losses for the first quarter of 2004 compared to the previously reported results. In preparing the financial statements for Lakes' Form 10-Q report, Lakes determined that certain WPT revenues should be included in the results for the first quarter of 2004. The presentation has also been revised to conform to the presentation in the 10-Q report including reflecting the two-for-one stock split which was effective May 3, 2004.

LAKES ENTERTAINMENT, INC. (NASDAQ "LACO") today announced results for the first quarter ended April 4, 2004. Net loss for the quarter was $0.8 million and basic and diluted losses were $0.03 per share. This compares with a net loss of $1.3 million and basic and diluted losses of $0.06 per share for the quarter ended March 30, 2003. Revenue for the quarter totaled $4.1 million, compared to $0.6 million in the prior year period.

Revenues for the current year quarter were derived primarily from license fees related to the World Poker Tour (WPT) series which is now airing its second season on the Travel Channel, LLC, (TRV). Revenue from the prior year quarter was derived from license fees related to the first season of the WPT series. The increase in revenue is primarily due to a greater number of episodes being delivered during the first quarter of 2004 versus the same period in the prior year. In August of 2003, World Poker Tour, LLC, a subsidiary company of Lakes, entered into an agreement with TRV granting TRV the exclusive right to broadcast the second season of the WPT series within the United States. This agreement also provides TRV with consecutive, exclusive options to broadcast five additional seasons of the program. In April 2004, TRV exercised its option to broadcast the first of these additional seasons. WPT receives fixed license payments from TRV subject to satisfaction of production milestones and other conditions.

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Total costs and expenses increased from $3.1 million for the three months ended
March 30, 2003 to $5.9 million for the three months ended April 4, 2004. This increase is primarily due to an increase in costs associated with World Poker Tour including production costs.

During the first quarter Lakes sold its 2022 Ranch land, owned with a joint venture partner, located near San Diego. Lakes' share of the proceeds related to this sale was approximately $1.7 million in cash after payment of closing costs. The sale resulted in a gain to Lakes of approximately $0.4 million which is included in Lakes' consolidated statement of earnings for the three months ended April 4, 2004.

Lyle Berman, Chairman and CEO of Lakes, stated, "Our stock price hit a new high this quarter as we continue to implement our previously stated business strategies of eliminating risk, growing our assets and diversifying the company. During the first quarter we realized approximately $1.7 million in cash from the sale of the 2022 Ranch land, after payment of closing costs. We plan to use this cash to provide additional funding related to the development of our Native American owned casino projects."

Lakes Entertainment, Inc. currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. Lakes Entertainment also has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 80% of World Poker Tour, LLC, a media and entertainment company principally engaged in development, production and marketing of gaming-themed televised programming, the licensing and sale of branded products and the sale of corporate sponsorships.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owned to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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
                   LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                         (UNAUDITED)
                                                                APRIL 4, 2004  DECEMBER 28, 2003
                                                                -------------  -----------------
ASSETS
Current Assets:
    Cash and cash equivalents                                     $   24,951     $   25,340
    Accounts receivable, net                                             371          1,038
    Deferred tax asset                                                 5,385          5,385
    Prepaids                                                           3,220          2,119
    Other current assets                                               1,846          1,645
                                                                  ----------     ----------
Total Current Assets                                                  35,773         35,527
                                                                  ----------     ----------
Property and Equipment-Net                                             6,435          6,492
                                                                  ----------     ----------
Other Assets:
    Land held under contract for sale                                  4,795          4,612
    Land held for development                                         14,590         14,536
    Notes receivable                                                  89,908         84,682
    Investments                                                        7,611          8,717
    Deferred tax asset                                                 7,242          6,634
    Other long-term assets                                             8,920          8,860
                                                                  ----------     ----------
Total Other Assets                                                   133,066        128,041
                                                                  ----------     ----------
TOTAL ASSETS                                                      $  175,274     $  170,060
                                                                  ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                              $    2,113     $    1,906
    Income taxes payable                                               7,258          7,215
    Litigation and claims accrual                                        126            250
    Accrued payroll and related costs                                    304            497
    Other accrued expenses                                             5,055          2,768
                                                                  ----------     ----------
Total Current Liabilities                                             14,856         12,636
                                                                  ----------     ----------
TOTAL LIABILITIES                                                     14,856         12,636
                                                                  ----------     ----------

COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
    Capital stock, $.01 par value; authorized 200,000 shares;
    22,198 and 21,474 common shares issued and outstanding
    at April 4, 2004, and December 28, 2003, respectively                222            215
    Additional paid-in-capital                                       136,038        132,291
    Retained Earnings                                                 24,158         24,918
                                                                  ----------     ----------
Total Shareholders' Equity                                           160,418        157,424
                                                                  ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $  175,274     $  170,060
                                                                  ==========     ==========

                   LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)




                                                                      (UNAUDITED)
                                                                   THREE MONTHS ENDED

                                                               APRIL 4, 2004  MARCH 30, 2003
                                                               -------------  --------------
REVENUES:
     License fee income                                         $    4,140      $      550
                                                                ----------      ----------
         Total Revenues                                              4,140             550
                                                                ----------      ----------

COSTS AND EXPENSES:
     Selling, general and administrative                             3,260           2,078
     Production costs                                                2,472             901
     Depreciation and amortization                                     143             128
                                                                ----------      ----------
         Total Costs and Expenses                                    5,875           3,107
                                                                ----------      ----------

LOSS FROM OPERATIONS                                                (1,735)         (2,557)
                                                                ----------      ----------

OTHER INCOME (EXPENSE):
     Interest income                                                    48             237
     Equity in earnings (loss) of unconsolidated affiliates            419             (87)
     Other                                                              42             159
                                                                ----------      ----------
         Total other income, net                                       509             309
                                                                ----------      ----------

Loss before income taxes                                            (1,226)         (2,248)
Benefit for income taxes                                              (466)           (921)
                                                                ----------      ----------

NET LOSS                                                        $     (760)     $   (1,327)
                                                                ==========      ==========

BASIC LOSS PER SHARE                                            $    (0.03)     $    (0.06)
                                                                ==========      ==========

DILUTED LOSS PER SHARE                                          $    (0.03)     $    (0.06)
                                                                ==========      ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                          21,770          21,276
DILUTIVE EFFECT OF STOCK COMPENSATION PROGRAMS                          --              --
                                                                ==========      ==========
WEIGHTED AVERAGE COMMON AND DILUTED
  SHARES OUTSTANDING                                                21,770          21,276
                                                                ==========      ==========